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                                                                    EXHIBIT 8-b

            [LETTERHEAD OF LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.]




                                                              June 25, 1997


DQE, Inc.
500 Cherrington Parkway
Coraopolis, Pennsylvania 15108-3184


               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF AYP SUB, INC. WITH AND INTO DQE, INC.


Ladies and Gentlemen:

                  You have requested our opinion relating to certain federal income tax consequences arising out of the Agreement and Plan of Merger, dated as of April 5, 1997 by and among DQE, Inc. ("DQE"), Allegheny Power System, Inc. ("Allegheny") and AYP Sub, Inc., a wholly owned first-tier subsidiary of Allegheny ("Merger Sub") (the "Agreement"). Our conclusions are based on (i) the facts and assumptions set forth below, (ii) the representations made in your letter to us dated June 25, 1997 (the "DQE Letter"), and (iii) the representations made in the letter from Allegheny to us dated June 25, 1997 (the "Allegheny Letter"). If any of the stated facts or assumptions is not correct, please advise us at once as our advice may be affected by a change in the stated facts or assumptions. Capitalized terms not defined in this letter have the meaning given to them in the Agreement.

                  The following opinion does not address (i) the tax consequences of the Merger under state, local or foreign law or (ii) certain federal income tax consequences applicable to special classes of taxpayers subject to special rules, including, without limitation: foreign corporations; stockholders who are not citizens or residents of the United States; estates the income of which is not subject to United States taxation regardless of its source; for taxable years beginning after December 31, 1996, trusts the administration of which a court within the United States is not able to exercise primary supervision and with respect to which one or more United States fiduciaries do not have the authority to control all substantial decisions of such trust; for taxable years beginning on or before December 31, 1996, any trust the income of which is not


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DQE, Inc.
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June 25, 1997


subject to United States taxation regardless of its source; financial institutions; insurance companies; tax-exempt entities; dealers in securities; persons who acquired common stock of DQE ("DQE Common Stock") pursuant to the exercise of an employee option (or otherwise as compensation); persons holding DQE Common Stock as part of an integrated investment (including a "straddle") comprised of shares of DQE Common Stock and one or more other positions; or persons who do not hold their DQE Common Stock as capital assets.

                                      FACTS

                  Pursuant to the Agreement, Merger Sub will be merged with and into DQE in accordance with the applicable provisions of the laws of the State of Pennsylvania. DQE will be the surviving corporation in the Merger and will continue its corporate existence under the laws of the State of Pennsylvania. As a result of the Merger, DQE will become a subsidiary of Allegheny.

                  As a result of the Merger, each share of DQE Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 4.1(b) of the Agreement) will be converted into the right to receive 1.12 shares of Allegheny Common Stock.

                                   ASSUMPTIONS

                  In rendering our opinion, we have assumed that (i) the proposed transactions will be consummated in the manner described in the Agreement and are on the date hereof, and will be at the Effective Time, supported by a bona fide business purpose as provided in the Registration Statement of Allegheny on Form S-4 (Registration No. 333-26449) (the "Registration Statement") and (ii) the representations made to us by DQE in the DQE Letter and by Allegheny in the Allegheny Letter, in each case, are true on the date hereof and will be true at the Effective Time.

                                     OPINION

                  Based on the facts and assumptions set forth above and our examination of the Agreement, the Registration Statement and relevant legal authorities, it is our opinion that:

                  (1) The Merger will qualify, for federal income tax purposes, as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Allegheny, Merger Sub and DQE will each be a party to the reorganization within the meaning of section
368(b) of the Code.




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DQE, Inc.
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June 25, 1997


                  (2) A DQE stockholder will not recognize gain or loss upon the exchange of DQE Common Stock solely for Allegheny Common Stock. Code Section 354(a).

                  (3) The payment of cash to a DQE stockholder in lieu of a fractional share interest in Allegheny Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Allegheny. The cash payment will be treated as having been received as a distribution in payment for the Allegheny Common Stock hypothetically redeemed as provided in Code section 302 and generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the share of DQE Common Stock allocable to such fractional share interest. Rev. Rul. 66-365, 1966-2 C.B. 116.

                  (4) The basis of the Allegheny Common Stock to be received by a DQE stockholder generally will be the same, in each instance, as the basis in the DQE Common Stock surrendered in exchange therefor decreased by any basis allocable to any fractional shares of Allegheny Common Stock received in the Merger. Code Section 358(a)(1).

                  (5) The holding period of Allegheny Common Stock received by a DQE stockholder will include the period during which that stockholder held the DQE Common Stock surrendered in exchange therefor. Code Section 1223(1).

                  This opinion is based upon facts known as of the date hereof and upon federal income tax law as of the date hereof, and no assurances can be given that changes in the law or the administrative or judicial interpretation thereof will not occur so as to adversely affect the conclusions expressed herein. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law. This opinion is limited solely to the federal income tax consequences of the Agreement specifically set forth herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the above-mentioned opinion under "Certain Federal Income Tax Consequences of the Merger -- General," "The Merger Agreement -- Conditions" and any other cross references in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,

                                /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                __________________________________________

                                LeBoeuf, Lamb, Greene & MacRae, L.L.P.